Exhibit 99.1

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

Contact:

Robert Stefanovich

Executive Vice President, Chief Financial Officer

Artemis International Solutions Corporation

949-660-6555

robert.stefanovich@us.aisc.com

Deborah Pettigrew

Artemis International Solutions Corporation

949-660-6554

deborah.pettigrew@us.aisc.com

ARTEMIS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Artemis 7-based solutions grow to 70% of the Company’s software revenue

NEWPORT BEACH, Calif., August 10, 2005 – Artemis International Solutions Corporation (OTCBB: AMSI), a leading provider of Investment Planning and ControlTM solutions, today reported its financial results for the second quarter ended June 30, 2005.

Artemis reported $12.4 million in total revenue for the second quarter ended June 30, 2005, with software license revenue of $3.3 million, at levels comparable to the second quarter of 2004. Software license and support revenue increased to 62.7% of total revenue, compared to 55.5% in the same quarter of 2004.

The Company’s strategic product platform, Artemis 7, grew by 63% and represented 70% of total software license revenue, compared to 42% for the second quarter of 2004.

The Company reported a non-GAAP loss of $(0.2) million, or $(0.02) per common share, for the second quarter of 2005, compared to a non-GAAP loss of $(0.6) million, or $(0.06) per common share, in the second quarter of 2004. Non-GAAP loss for the second quarter of 2005 excludes $0.6 million in amortization expenses, while non-GAAP loss for the second quarter of 2004 excludes $1.0 million in amortization expenses and $0.1 million in restructuring charges.

On a US GAAP basis, the Company’s net loss for the second quarter of 2005 was $(0.9) million, or $(0.08) per common share. This compares to a net loss of $(1.8) million, or $(0.18) per common share, for the second quarter of 2004.

“Sales generated by our flagship product, Artemis 7, continue to grow strongly,” said Patrick Ternier, President and CEO of Artemis. “From a license perspective, we have now reached an inflection point where the growth in Artemis 7-based solutions coupled with our EVMS solution should outpace the decline in other areas, setting the stage for future software growth. That would be combined with the stabilization of our services revenue and some growth in our recurring support revenue,” Ternier added. “These results have been achieved, although we have not yet capitalized on the measures we have taken over the last months to improve our sales performance in the US, including hiring an experienced executive to lead the region. Those steps should help rebalance our geographical revenue mix.”

Mr. Ternier further stated, “Whilst we have taken significant steps in restructuring the company, we are continuing to review our worldwide operations for additional efficiencies to further improve our bottom line and strengthen our balance sheet, without compromising our commitment to customer satisfaction.”

For the six months ended June 30, 2005, Artemis reported $24.3 million in revenue, a non-GAAP loss of $(0.9) million, and a US GAAP net loss of $(2.1) million or $(0.20) per common share. This compares to $27.0 million in revenue, a non-GAAP loss of $(2.2) million, and a US GAAP net loss of $(5.7) million or $(0.57) per common share for the same period in 2004. Non-GAAP loss for the six months ended June 30, 2005 excludes amortization expense of $1.3 million.  Non-GAAP loss for the six months ended June 30, 2004 excludes amortization expense of $2.0 million and restructuring charges of $1.4 million.

During the quarter, Artemis continued to add significant new software sales for its solutions in the Americas, Europe, Asia Pacific, and Japan, including:

•      New Product Development: LG Chem, Turbomeca, JATCO, Tanabe Seiyaku, Maruho, Cummins, Gambro

•      IT Management and Governance: France Telecom Transpac, Calyon, HSH Nordbank, SOGEI, SSB, Telecom Italia, Telefónica Móviles Spain, Hitachi Construction Machinery

•      Strategic Asset Optimization: PSEG, Michels Kenny, Ergon Energy, Knolls Atomic Power Laboratory

•      Public Investment Management: Parliamentary & Health Service Ombudsman

The Company also announced that, effective immediately, Steve Yager has resigned as the Chairman of the Company’s Board of Directors and Board member Pekka Pere has accepted the position.  Mr. Yager stated:  “I have encountered intensifying time pressures in my role as Company chairman, finding it increasingly difficult to balance my Chairman’s role with my other professional commitments.  Mr. Pere is well positioned to help the Company move to its next level of performance.”  The Company thanks Mr. Yager for his years of service on the Board, and wishes him continued success in his professional endeavors.

Artemis has scheduled a conference call to discuss the Q2 2005 results today, Wednesday, August 10, 2005 at 4:30 PM (EST). Dial (877) 246-9127 or (206) 902-3257. For those unable to participate, there will be a telephonic replay available from August 10, 2005 at 5:30 PM (EST), through September 10, 2005 11:59 PM (EST). Dial: (800) 207-7077 or (913) 383-5767. Enter PIN: 4140.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

Consolidated Financial Highlights
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		Percent		Percent		Percent		Percent
		of Total		of Total		of Total		of Total
	2005	Revenues	2004	Revenues	2005	Revenues	2004	Revenues
	(in thousands, except per share data)				(in thousands, except per share data)
Statement of Operations Data:

Revenue:
Software	$3,306	26.7%	$3,329	24.8%	$6,121	25.1%	$6,125	22.6%
Support	4,446	35.9%	4,118	30.7%	8,807	36.2%	8,517	31.5%
Services	4,617	37.4%	5,984	44.5%	9,413	38.7%	12,405	45.9%
	12,369	100.00%	13,431	100.0%	24,341	100.0%	27,047	100.0%

Cost of revenue:
Software	88	0.7%	2	0.0%	161	0.7%	93	0.3%
Support	1,290	10.4%	1,383	10.3%	2,548	10.5%	2,861	10.6%
Services	3,755	30.4%	4,812	35.8%	7,752	31.8%	9,548	35.3%
	5,133	41.5%	6,197	46.1%	10,461	43.0%	12,502	46.2%
Gross margin	7,236	58.5%	7,234	53.9%	13,880	57.0%	14,545	53.8%

Operating expenses:
Selling and marketing	3,961	32.1%	3,754	28.0%	7,820	32.2%	7,598	28.1%
Research and development	1,968	15.8%	2,041	15.2%	3,904	16.0%	4,108	15.2%
General and administrative	1,851	15.0%	2,000	14.9%	3,721	15.3%	4,677	17.3%
Amortization expense	639	5.2%	1,029	7.7%	1,277	5.2%	2,058	7.6%
Restructuring charge	—	0.0%	148	1.0%	—	0.0%	1,395	5.2%
	8,419	68.1%	8,972	66.8%	16,722	68.7%	19,836	73.3%
Operating loss	(1,183)	-9.6%	(1,738)	-12.9%	(2,842)	-11.7%	(5,291)	-19.6%

Net interest expense	257	2.1%	117	0.9%	314	1.3%	208	0.8%
Other non-operating expense (income), net	(207)	-1.8%	(123)	-0.9%	(976)	-4.1%	(279)	-1.0%
Foreign exchange (gain) loss	(489)	-4.0%	(13)	-0.1%	(394)	-1.6%	91	0.3%
	(439)	-3.6%	(19)	-0.1%	(1,056)	-4.3%	20	0.1%
Loss before income taxes	(744)	-6.0%	(1,719)	-12.8%	(1,786)	-7.3%	(5,311)	-19.6%

Income tax expense (benefit)	143	1.2%	81	0.6%	354	1.5%	381	1.4%

Net Ioss	$(887)	-7.2%	$(1,800)	-13.4%	$(2,140)	-8.8%	$(5,692)	-21.0%

Basic and diluted loss per common share	$(0.08)		$(0.18)		$(0.20)		$(0.57)

Weighted average common shares used in computing basic and diluted loss per common share	10,712		9,965		10,586		9,965

Reconciliation of net loss to non-GAAP income (loss):
Net loss	$(887)		$(1,800)		$(2,140)		$(5,692)
Amortization	639		1,029		1,277		2,058
Restructuring charges	—		148		—		1,395
Non-GAAP income (loss) (1)	$(248)		$(623)		$(863)		$(2,239)

Basic non-GAAP income (loss) per common share	$(0.02)		$(0.06)		$(0.08)		$(0.22)

Weighted average common shares used in computing basic non-GAAP income (loss) per common share	10,712		9,965		10,586		9,965

(1) Non-GAAP income (loss) represents net earnings (loss) before amortization, impairment and restructuring charges.  Non-GAAP income (loss) is not indicative of cash provided by or used in operating activities and may differ from comparable information provided by other companies. Non-GAAP income (loss) should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States.  Non-GAAP income (loss) is used elsewhare in the industry and is presented because Artemis believes it provides relevant and useful information to investors.   Artemis utilizes non-GAAP income (loss) to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. Although restructuring charges represent a cash requirement for the Company, management believes that “non-GAAP income (loss)”, which excludes restructuring charges, is more meaningfull to investors than EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a financial metric reported by the Company in previous earnings releases. Investors could use such a measure to analyze and compare companies on the basis of current period operating performance.

About Artemis International Solutions Corporation

Artemis International Solutions Corporation (OTCBB: AMSI) is a global  provider of Investment Planning and ControlTM solutions that help organizations execute strategy through effective portfolio and project management. Artemis has refined 30 years experience into a suite of industry optimized solutions and packaged consulting services that combine to establish an overall planning and control framework encompassing IT management, new product development, public investment management, program management, fleet asset optimization, and detailed project management. With a global network covering 44 countries, Artemis has helped thousands of companies to improve their business performance through better alignment of strategy, investment planning and project execution.

For more information visit www.aisc.com

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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